Exhibit 10.32

LES LABORATOIRES SERVIER

Pharmacyclics, Inc.
995 E. Arques Avenue
Sunnyvale, California
United States of America

Attention: Vice President of Business Development,

Cc: Chief Financial Officer

September 24, 2014

Termination of Collaboration Agreement dated April 9, 2009 between Les Laboratoires Servier and Institut de Recherches Internationales Servier (“Servier”) and Pharmacyclics, Inc. (“Pharmacyclics”), as amended in January 5, 2012 and August 27, 2013 (the “Agreement”)

Dear Sirs,

Following our telephone conference held on September 8th, 2014, Servier hereby confirms and gives Pharmacyclics notice that Servier has elected to terminate the Agreement pursuant to Section 11.5 of the Agreement.
Pursuant to such Section 11.5 of the Agreement, such termination shall be effective on November 23rd, 2014. The Drug Supply Agreement dated December 18, 2009 and Safety Data Exchange Agreement dated May 27, 2010, both associated to this Agreement, will terminate on the same date.
With regard to the first paragraph of Section 11.6.1 of the Agreement, please advise as soon as possible whether you would like the on-going clinical trials to be transitioned to Pharmacyclics following termination or whether you would like Servier to continue such clinical trials for an additional period, at Pharmacyclics costs and expense, prior to transition to Pharmacyclics at a date to be determined between the Parties. We are awaiting Pharmacyclics’ decision on the above in order to communicate with investigators and Governmental Authorities.
Please be assured that Servier’s teams are committed to carry out, the steps necessary to ensure an orderly transition to Pharmacyclics of Servier’s activities under the Agreement, in accordance with Section 11.6.1 and of the patents pertaining to the Licensed Product in accordance with Section 7.4.4 of the Agreement.
Please also note that Servier is available to discuss promptly supply of the Licensed Product for on-going or upcoming clinical trials as well as technology transfer related to manufacture, at terms and conditions to be agreed upon by the Parties.

LES LABORATORIES SERIVIER		INSTITUT DE RECHERCHES INTERNATIONALES SERVIER

By:	/s/ Pascal Touchon	By:	/s/ Jean-Pierre Abastado
Name:	Pascal TOUCHON	Name:	Jean-Pierre ABASTADO
Title:	Proxy	Title:	Director of Oncology Innovation Therapeutic Pole

By:	/s/ Bernard Marchand
Name:	Bernard MARCHAND
Title:	Vice President, Director of Research & Development Operations

Cc. Legal Department - Les Laboratoires Servier – 50 rue Carnot 92284 Suresnes Cedex France
Merci d’adresser toute correspondence au :
Siège social : 50, rue Carnot ● 92284 Suresnes cedex ● Tèl.: 01.55.72.60.00
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